Exhibit 16.1

April 30, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Industrias Bachoco, S.A.B. de C.V. and subsidiaries (“Bachoco”) and, under the date of April 30, 2013, except as to note 2b) to the 2013 consolidated financial statements, which is as of April 14, 2014, we reported on the consolidated financial statements of Bachoco as of December 31, 2012 and January 1, 2012 and for the years ended December 31, 2012 and 2011 (the “Consolidated Financial Statements”), and the effectiveness of internal control over financial reporting as of December 31, 2012. On August 27, 2013, we were dismissed as principal accountants. On April 14, 2014, we completed the audit of the reclassification to retrospectively apply the change in classification described in note 2b) to the 2013 Consolidated Financial Statements as it relates to the Consolidated Financial Statements and the auditor-client relationship ceased. We have read Bachoco's statements included under Item 16-F of its Form 20-F dated April 30, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with Bachoco’s statement that Deloitte was not consulted regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; or (ii) the type of audit opinion that might be rendered on Bachoco’s 2013 Consolidated Financial Statements; or (iii) whether there were any matters that were either the subject of disagreement (as described in Item 16F(a)(1)(iv) and the related instructions to such Item of Form 20-F) or a reportable event (as described in Item 16F(a)(1)(v)) of Form 20-F.

Very truly yours,

KPMG Cardenas Dosal, S.C.

/s/ Demetrio Villa

Demetrio Villa

Partner